February 25, 2006


Office of the Chairman
Intrepid Holdings, Inc.
3200 Wilcrest, Suite 575
Houston, TX 77042


Mr. Chairman:

Please accept this letter as notification of my immediate resignation as President of Intrepid Holdings, Inc. Additionally, I herby resign from the Board of Directors. I appreciated the opportunity to serve Intrepid and its shareholders.

I  look  forward  to  assisting  the  company  in  its  future  endeavors.

Sincerely,

/s/ Thomas J. Cloud, Jr.
----------------------
Thomas J. Cloud, Jr.

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